Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Seabridge Gold Inc.

We consent to the use of our report dated March 27, 2024, on the consolidated financial statements of Seabridge Gold Inc (the “Entity”), which comprise the consolidated statements of financial position as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years then ended, and the related notes, and our report dated March 27, 2024 on the effectiveness of internal control over financial reporting as of December 31, 2023, which are incorporated by reference in the Registration Statement on Form F-10 dated December 4, 2024 of the Entity.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

December 4, 2024

Toronto, Canada